EXHIBIT 99.1
EZCORP ANNOUNCES FISCAL 2007 FIRST QUARTER RESULTS
AUSTIN, Texas (January 23, 2007) — EZCORP, Inc. (Nasdaq/NM: EZPW) announced today results for its fiscal first quarter, which ended December 31, 2006.
For the quarter ended December 31, 2006, EZCORP’s net income increased 44% to $9,761,000 ($0.23 per share) compared to $6,756,000 ($0.17 per share) for the fiscal 2006 first quarter. Total revenues for the quarter increased 21% over the prior year period to $91,687,000 with signature loan revenues (payday loan and credit service fees) up 47%, total sales (merchandise and jewelry scrapping) up 16% and pawn service charges up 9%.
Operating income for the quarter improved 42% to $14,623,000 (24% of net revenue) compared to $10,315,000 (21% of net revenue) for the prior year quarter. Operating income margin improvement resulted from leveraging our store operating expense, primarily in our pawn operation, and administrative expense.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “The demand for our loan products continues to be strong as consumers seek lower cost alternatives to the fee-based services offered by traditional financial institutions. Our customer, who is well educated and informed, is choosing our short term loan products because they are a lower cost alternative and they enable them to maintain control over their finances. Satisfying this customer’s needs and demonstrating that our loan products are their best alternative continues to drive our business.”
Rotunda continued, “Both the pawn and signature loan products contributed to our earnings growth. Our pawn net revenues increased 12% or $3.9 million to approximately $37.5 million. Our signature loan contribution, signature loan fees less bad debt, increased 51% or $6.2 million to approximately $18.4 million. Our signature loan bad debt continues to show incremental year over year improvement. Signature loan bad debt as a percent of related fee revenue improved to 24.7% for the quarter from 26.4% for the prior year quarter.”
Rotunda concluded, “We expect our second fiscal 2007 quarter’s earnings to be approximately $0.23 per share compared to $0.19 for the fiscal 2006 second quarter. For our 2007 fiscal year, we are raising our guidance to approximately $0.85 per share compared to $0.69 per share for fiscal 2006. For the fiscal 2007 second quarter, we expect to open approximately 30 EZMONEY and one to two Mexico EZPAWN locations. For the fiscal year, we expect to open approximately 100 EZMONEY and four Mexico EZPAWN locations.”

EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 280 U.S. and one Mexico EZPAWN locations, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 340 EZMONEY locations and 82 EZPAWN locations, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, expected future earnings and new store expansion. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on January 23, 2007 at 3:30pm Central Standard Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=37311
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2006	2005
Revenues:
Merchandise sales	$37,879	$35,656
Jewelry scrapping sales	11,101	6,697
Pawn service charges	17,962	16,514
Credit service fees	22,027	15,422
Payday loan fees	2,368	1,152
Other	350	329

Total revenues	91,687	75,770
Cost of goods sold:
Cost of merchandise sales	22,582	20,772
Cost of jewelry scrapping sales	7,241	4,889

Total cost of goods sold	29,823	25,661

Net revenues	61,864	50,109

Operations expense	31,388	26,475
Credit service bad debt	5,204	3,770
Payday loan bad debt	824	604
Administrative expense	7,527	6,822
Depreciation and amortization	2,298	2,123

Operating income	14,623	10,315

Interest income	(314)	—
Interest expense	64	222
Equity in net income of unconsolidated affiliate	(645)	(515)
(Gain) loss on sale/disposal of assets	24	(15)

Income before income taxes	15,494	10,623
Income tax expense	5,733	3,867

Net income	$9,761	$6,756

Net income per share, diluted	$0.23	$0.17

Weighted average shares, diluted	43,306	40,613

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

	As of December 31,
	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$39,964	$4,270
Pawn loans	47,793	47,419
Payday loans, net	3,273	1,532
Pawn service charges receivable, net	8,434	8,840
Credit service fees receivable, net	4,550	3,337
Payday loan fees receivable, net	591	251
Inventory, net	35,235	34,332
Deferred tax asset	7,150	10,629
Prepaid expenses and other assets	5,786	4,028

Total current assets	152,776	114,638
Investment in unconsolidated affiliate	20,317	17,702
Property and equipment, net	29,881	26,398
Deferred tax asset, non-current	3,950	4,012
Other assets, net	3,747	3,610

Total assets	$210,671	$166,360

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and other accrued expenses	$19,689	$16,011
Customer layaway deposits	2,103	1,941
Federal income taxes payable	4,305	4,116

Total current liabilities	26,097	22,068

Deferred gains and other long-term liabilities	3,158	3,515
Total stockholders’ equity	181,416	140,777

Total liabilities and stockholders’ equity	$210,671	$166,360

Pawn loan balance per ending pawn store	$170	$169
Inventory per ending pawn store	$125	$122
Book value per share	$4.47	$3.64
Tangible book value per share	$4.40	$3.57
EZPAWN store count — end of period	281	281
EZMoney signature loan store count — end of period	340	242
Shares outstanding — end of period	40,580	38,625